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                                                                  EXHIBIT (b)



The Huntington National Bank
41 S. High Street, HC0820
Columbus, Ohio 43215
614.480.5427

May 16, 2003

Mr. S. Robert Davis
5695 Avery Road
Dublin, Ohio 43016

Dear Bob:

The Huntington National Bank ("Bank") is pleased to provide the following commitment to NewCo. or Media Source, Inc. and Subsidiaries ("Borrower"). The commitment of the Bank hereunder is subject to the payment in full of all reasonable fees and expenses associated with the closing of the loan. The following credit facility is proposed subject substantially to the terms, conditions and requirements set forth below.

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
BORROWER NewCo. (a company to be formed by S. Robert Davis) or Media Source, Inc.and Subsidiaries

AMOUNT            Up to $3,000,000

PURPOSE Proceeds to be used to purchase remaining public shares of Media Source, Inc.

MATURITY          Up to five (5) years from closing

REPAYMENT         Level principal + interest based on variable rate financing, payable quarterly

COLLATERAL        First and best lien on all business assets of the Borrower, including but not limited to accounts receivable, inventory, fixed assets and any real property

INTEREST
RATE A daily variable rate equal to the Daily Floating LIBO Rate plus 250bps. LIBO Rate throughout this letter will mean the London Interbank Offered Rate as reasonably determined by Bank through consulting one or more indices and/or obtaining rate quotes, and rounded upward to the nearest one-eighth of one percent (0.125%). Borrower shall have the option for a fixed rate of interest through an interest rate SWAP.

GUARANTORS        Continuing Unlimited Guaranty of S. Robert Davis, Charles
                  Davis and Media Source, Inc. and Subsidiaries. Guaranty of
                  Media Source, Inc. and Subsidiaries to be secured by a first and best security interest in all business assets, including but not limited to accounts receivable, inventory fixed assets, real property and stock of Media Source, Inc.

FEES              $2,500

                           OTHER TERMS AND CONDITIONS

CROSS-
DEFAULT Facility to be cross defaulted with S. Robert Davis obligations to The Huntington National Bank.
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
COMPENSATING
BALANCES Bank to be the principal depository of substantially all of the Borrower's and Guarantor's funds.

FINANCIAL
COVENANTS         S. Robert Davis to maintain a minimum Net Worth of no less than $10,000,000.

                  Media Source, Inc. and Subsidiaries to maintain a debt service coverage ratio of no less than 1.15x. Ratio to be defined as EBITDA/CMLTD + Interest Expense.

FINANCIAL
REPORTING         Borrower to provide Bank an annual financial statement in form acceptable to bank within 120 days from year end

                  Individual guarantors to provide Bank an annual financial statement acceptable to Bank no later than May 1 of every year, as well as an annual tax return within 30 days from filing

                  Borrower to provide Bank with semi annual financial statements, no later than forty five (45) days after the end of the semi annual period. Statements are to be signed and dated by an officer of the Borrower

                  Media Source, Inc. and Subsidiaries to provide quarterly financial statements satisfactory to Bank, and a compliance certificate no later than 45 days from the end of each fiscal quarter

OTHER The Borrower shall pay all costs reasonably required to process and close the loan consistent with prudent banking standards and procedures. Bank counsel fees (with normal and reasonable negotiation) to be capped at $5,000 Commitment contingent upon continued satisfactory financial condition and operating performance of Borrower and Guarantors

                  Bank shall have received a personal financial statement on Charles Davis

                  Bank shall have received all necessary financial information prior to closing

CLOSING DATE      On or before December 1, 2003

Thank you for selecting The Huntington National Bank as your source of financing. In order to indicate your acceptance, please sign where indicated, returning the original of this letter to me not later than June 1, 2003. Please do not hesitate to contact us with any questions regarding the above terms and conditions.


Sincerely,



Mark A. Koscielski
Vice President
Commercial Banking Division

                                   ACCEPTANCE

I HAVE READ AND HEREBY ACCEPT THE TERMS AND CONDITIONS AS DESCRIBED HEREIN.


S. Robert Davis



By: S. Robert Davis             Date: 5/22/03
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S. Robert Davis


Media Source, Inc.



By:/s/ S. Robert Davis           Date:
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Its: President
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